Distributor Agreement
                              ---------------------

     This AUTHORIZED Distributor Agreement (the "Agreement") is made by and between SOLUTIONS TECHNOLOGY, INC.(the "Company"), with an address of 4335 So. Industrial Road, Suite 430, Las Vegas, NV 89103 and PAT BATTISTA OR ASSIGNEE (the "Distributor"), with an address of 3858 CARSON ST., STE. 127, TORRANCE, CALIFORNIA 80583.

                                    Recitals

     The Company is engaged in the business of developing, manufacturing and distribution of the Fingerprint ID Clock and associated software programs as more fully described in Exhibit A ("Products"), which exhibit may be amended from time to time by the Company. Such exhibit is intended to be descriptive of the System and not contain any warranties or representations relating to the System.

     The Distributor has represented to the Company that it has or will have the facilities, personnel and financial capability to promote the marketing, lease and use of the Products. The Distributor desires to become a distributor for the Company and to develop, demand for and lease, (as a representative of the Company) and service the Products in the territory described herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereby agree as follows:

                                    Agreement

Establishment of Distributorship

     Grant and Acceptance

     The Company hereby appoints the Distributor as the Company's exclusive distributor within the territory described in Exhibit B attached hereto (the "Territory") and grants to the Distributor the exclusive right to represent the Company in the lease, installation and servicing of the Products as defined in Exhibit A for use within the Territory and the Distributor hereby accepts such appointment and such grant, in accordance with the terms and conditions of this Agreement.

     Territory

     In order to achieve the efficient distribution and servicing of Products and to maximize market penetration of, and the generation of revenues from, the Products, the Distributor is assigned the Territory described in Exhibit B. The Distributor acknowledges that the Territory is a mutually acceptable area for the marketing of Products by the Distributor and that such Territory has been designated in an effort to maximize market penetration and total deployment of Products. In the absence of the specific written consent of the Company on a



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case-by-case basis, the Distributor shall refrain from selling, leasing, servicing or transshipping Products, directly or indirectly, by means of the intenet or otherwise, to any customers whose initial installment location for any Product is known or should be reasonably known by the Distributor to be outside the Territory. The Distributor acknowledges that said restrictions are reasonable and have been mutually agreed to in an effort to:

     (a)  maximize the market share of the Company's Products;

     (b) develop and maintain an efficient marketing, sales and distribution system:

     (c) prevent distributors from unfairly profiting from the sales promotion efforts of other distributors; and

     (d)  maintain the quality image of the Products.

The Distributor's Rights and Obligations

     (a)  Right to Distribute.

          Distributor has the right to solicit orders for the Products from the Company for distribution at user locations in the Territory. The Company shall be Distributor's sole source for the Products, together with any improvements and upgrades thereto that become part of this Agreement. This right to distribute is exclusive (except as specifically provided for herein), but is limited to the Territory and shall continue until the sooner to occur of (i) the termination of this Agreement or (ii) the failure of Distributor to achieve the Minimum Performance Levels pursuant to Schedule C.

     (b) Distributor shall distribute all Products subject to the terms of the then-current, applicable Agreement; provided, however, that Distributor shall have the right to utilize third party distributors in the Territory who have agreed in writing to be bound by terms no less restrictive than those contained in this Agreement. Distributor shall distribute the Products solely in the form obtained from the Company, except for those functions or operations to which the Company has expressly consented to in writing. Distributor agrees not to distribute the Products

               (i)     by mail order;

               (ii) via the internet or such other electronic medium, if such medium results in sales outside of the Territory;

               (iii) by rental, by lease or in connection with any service bureau, or

               (iv) with knowledge or reason to know that the Products will be transported outside the Territory. The Company reserves the right to lease or revenue share Products in the Territory, and such leases or revenue share arrangements shall not be a breach under this Agioement provided that Distributor shall receive a 50% commission on revenue collected and generally in



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




accordance with the Company's prevailing commission policy for such products, which policy shall be provided from time to time to Distributor by the Company as the Company deems appropriate, provided that the Company has provided Distributor with notice of each such contemplated installation of Products.

     (c)  Marketing

          Distributor will use its best efforts to market the Products, and agrees that its marketing and advertising efforts will be of high quality and in good taste and will preserve the professional image and reputation of the Company, the Products, including any and all improvements and upgrades thereto that become subject to this Agreement and all goodwill associated therewith. All marketing activities by Distributor of the Products will include prominent display of the Company logos (in association with the Products) and Product names. Distributor shall NOT have the license to identify himself as the "Company" in the absence of a specific written licensing agreement. During the term of this Agreement, Distributor will be permitted to designate itself as "an Authorized Distributor of the Products." Distributor will include in all such advertising all applicable copyright and trademark notices as they appear on or in the Products or such additional notices as may be reasonably requested by the Company. The Company will cooperate with Distributor in Distributor's efforts to market the Products.

     (d)  Piracy Reports

          Distributor shall promptly report to the Company any suspected or know unlawful or unauthorized use or copying of the Products, or the intellectual property associated therewith.

     (e)  Product Installation; Warranty Service

          The Company shall have the right, at its option, to install all Products shipped pursuant to this Agreement; and shall make appropriate arrangements with the Company to provide warranty service for all Products. If a Product sold or leased to one of the Distributor's customers qualifies for warranty service under the provisions of the applicable Company product warranty, Distributor will

          (i) promptly and fully assist the Company in the performance of any repair or replacement of such product,

          (ii) and where directed by the Company, within thirty (30) days of Distributor's receipt and knowledge of such defective Product, return to the Company the entire contents of the defective Product.


     (f)  Notice

          Distributor shall give the Company twenty (20) days' prior written notice of

          (i) any prospective or contemplated changes in the ownership of substantially all of the assets of Distributor; any merger consolidation or reorganization involving Distributor (whether or not Distributor is the



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




surviving entity), and any transaction or series of related transactions that have the purpose of effecting a change in ownership of Distributor, or

          (ii) the establishment by Distributor of any new outlets in the Territory (collectively, a "Sale Transaction"). With respect to any sale of the outstanding capital stock of Distributor, a change in ownership shall be deemed to occur with respect to the sale of fifty percent (50%) or more of the outstanding capital stock of Distributor, whether occurring in a single transaction or series of related transactions. These changes must be approved by the Company. The approval to not be unreasonably withheld.

     (g)  Database

          Distributor shall register its customers in a dedicated database and inform the customers promptly about Product updates, upgrades, improvements and extensions. The database shall include customer contacts, telephone numbers, addresses and geographic locations. Distributor shall provide the Company with its then current database of customers. At the end of each calendar quarter thereafter (i.e., December 31, March 31, June 30 and September 30), and upon the expiration or earlier termination of this Agreement, Distributor shall provide the Company with a copy of this database of customers, as an update for the immediately preceding calendar quarter.

     (h)  Records and Reports; Inventory Management

          (i) Distributor shall maintain a complete, clear and accurate record for two (2) years of the number of each Product installed, the customers to which the Products were installed and the payments received therefrom, irrespective of the source and the number of units replaced at each such installation. Distributor shall maintain monthly on-hand inventory reports listing Product inventories (to the extent the Company provides Distributor with any such inventories). Upon request, Distributor shall provide copies of such records to the Company. To the maximum practical extent, the Company and Distributor shall cooperate to establish an orderly forecast of orders for Product and deliveries of products according to such schedules.

          (ii) Distributor shall permit the Company or person designated by the company to inspect records pertaining to the Products and any other materials provided to Distributor by the Company, to ensure compliance by Distributor with its obligations to the Company under this Agreement. Any such inspection shall be at the Company's expense and shall be conducted during regular business hours in such a manner as not to interfere with the normal business activities of Distributor. The Company shall safeguard any proprietary information of Distributor to the same extent it protects its own proprietary information and shall not disclose to any third party any conspicuously labeled confidential information that is not already known to the Company or is otherwise available to the public.

          (iii) Distributor shall comply with all applicable laws and regulations its performing its duties hereunder and in any of its dealings with respect to Products and shall cooperate with the Company with respect to complying with any and all applicable licensing and/or regulatory matters. Distributor shall be responsible for promptly alerting the Company of any changes in the local laws of the Territory affecting the Company's and/or the Distributor's operations within the Territory and if any changes in the Products are necessary to comply with the local laws of the Territory and/or protect the proprietary rights of the Company.

     Manufacturer's Price

     The Company shall have the right, from time to time, to publish the terms of lease for the Products, rates for rental and a form lease agreement, and Distributor shall solicit orders for the Products consistent with such terms. Any changes to original terms will be mutually agreed upon.

     Relationship of Parties

     The relationship between the Company and the Distributor is that of manufacturer and marketer. This Agreement does not create the relationship of principal and agent between the Company and the Distributor for any purpose whatsoever. This Agreement shall riot be construed as constituting the Distributor and the Company as partners, joint ventures, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or omission of the other party. Neither party is granted any express or implied right of authority by the other party to assume or to create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

     Training

     The Company shall provide periodic training sessions with respect to the Products, which sessions shall be attended by such number of Distributor's personnel as the Company shall deem reasonable in light of the volume of Products purchased pursuant to this Agreement. The costs of attending such sessions shall be borne by Distributor. Such sessions may be held at locations determined from time to time by the Company in its reasonable discretion.

     Payments by Distributor

     In exchange for the right to act as the Company's exclusive distributor of Products in the Territory, the Distributor shall pay a total of $ 35,000.00 to
                                                                  ---------
the Company according to the following schedule:

                $3,500  8/16 - 2001
                $3,500  10/16 - 2001
                $3,500  12/16 - 2001
                $3,500  monthly








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




     Marketing of Products

     Orders

     (a)  Terms

          The Distributor shall solicit orders for Products in accordance with the Company's procedures and policies relating thereto as in effect from time to time during the term of this Agreement, which policies and procedures may be changed or amended at any time as mutually agreed.

     (b)  Minimum Performance Levels

          In consideration for the conditional exclusive right granted to Distributor of this Agreement, Distributor agrees to solicit orders from the Company sufficient quantities of Products in order to achieve the minimum revenue performance levels set forth in Exhibit C, the Company shall have the right to terminate Distributor's exclusive right under this Agreement.

     Prices and Terms

     (a) The lease terms and lease rates for the Products shipped under this Agreement shall be those specified in the then-current Product List as set forth on Exhibit D. The Company reserves the right to change any or ail rates or terms for the Products at any time during the term of this Agreement upon reasonable advance notice to Distributor.

     (b) Distributor, where required by law, shall assist in the collection of all federal, state or local taxes, levies and assessments, including, without limitation, any withholding taxes, pertaining to the lease of the Products. Distributor shall not in any way be responsible for the payment of any taxes, except for tax monies collected by Distributor from any customer for the lease of the Products.

     Product Returns

     (a)  Non-defective Products

          Distributor shall comply with the Company's written policies and procedures, as in effect from time to time during the term of this Agreement with respect to the return of any non-defective Products, which policies and procedures may be changed or amended at any time.

     (b)  Defective Products

          Distributor shall comply with the Company's written policies and procedures, as in effect from time to time during the term of this Agreement with respect to the return of any defective Products, which policies and procedures may be changed or amended at any time.

     Service of Products

     Demonstrations and Service of Products in Territory. The Distributor shall assume after market service responsibilities for all Products installed in the Territory (for which Distributor receives 50% commission) and shall maintain competent personnel and dedicated technical personnel to provide for appropriate demonstration and support of the Products. The minimum initial level of technical support for the Territory shall be as set forth in Exhibit F, which number shall be subject to change from time to time in the reasonable discretion of the company as necessary to meet the Company's specified minimum service requirements for the Products installed by Distributor in the Territory. The Distributor shall provide support for all aftermarket service responsibilities including spare parts, on-going technical support and training and consultation, as required, either through its own personnel or through agents who agree to perform such aftermarket sales and service responsibilities. The Company shall provide the Distributor with the appropriate service schedule for maintaining each Product and will delineate the service responsibilities for which the Company shall be responsible. The Distributor shall use only the Company authorized parts for repairs that are covered under the limited warranty; provided that such Company parts are available physically and at competitive market prices for comparable parts from other manufacturers. In the event of a breach of warranty or a failure of a Product to meet the performance specifications, the Company shall provide at no charge to the users replacement Products for all defective Products. All aftermarket services of the Distributor shall generally comply with the Company's maintenance schedule and shall meet the Company's reasonable authorized levels for responsiveness and professionalism. Any request to the Company for support services by the customers of Distributor will be referred to Distributor. Distributor shall function as front-line support for all of its customers desiring support services for the Products. Distributor shall provide the Company with a full list of designated support persons, including their addresses, direct phone numbers and fax numbers.

     Intellectual Property

     Representation of the Company. In entering into this Agreement and in providing Products and services to the Distributor pursuant to this Agreement, the Company hereby represents and warrants that, to the best of its knowledge at the time it enters into this Agreement and at the time of delivery of the first Products to the Distributor:

     (a) it has the right to make, use, offer to sell, rent or lease the Products described in Exhibit A and the right to license others to use and sell the same;

     (b) it owns all its rights, title and interest or has sufficient rights in and to all Intellectual Property Rights (i) necessary for the parties to perform their obligations under this Agreements and (ii) for end-users and the Distributor's customers to use such Products;

     (c) no Product or services provided to the Distributor by the Company under this Agreement infringes or has infringed any rights of any other person arising under the Intellectual Property Rights of the United States;

     (d) no person or entity has asserted any such claim of infringement and the Company has not received any written or oral notice of any claim of such infringement or has a basis to believe that any such infringement exists or has existed in the past; and

     (e) the Company is not subject to any limitation on its use of any such Product, service or Intellectual Property Right, by way of any order, decree of court, judgment or otherwise. Additionally, the Company will exercise its commercially reasonable judgment to appropriately address any infringement by any other person of any Intellectual Property Rights currently used by or anticipated to be used by it in connection with the Products.

     Use of the Company Name and Trademarks

     The Distributor may use the "Company" name, trademark and designs (the "Company Name and Trademarks") in connection with Products in any sign, brochure, advertisement or other marketing or sales material during the term of this Agreement in connection with the exercise of Distributor's rights under this Agreement, in accordance with the Company's standards, specifications and instructions. The Distributor shall afford the Company reasonable opportunities during the term of this Agreement and arty extension thereof to inspect and monitor the activities of the Distributor in order to ensure the Distributor's use of the Company Name and Trademarks in accordance with the Company's standards and instructions. The Distributor hereby acknowledges the existence and validity of all trademarks, trade names and designs owned by the Company. The Distributor will use the Trademarks in a trademark sense as adjectives to describe a generic noun, e.g., fingerprint ID equipment. The Distributor will use the tradename and Company name only to identify the source of the Products. The Distributor will not remove the (R) or (SM) from any product literature, users manuals, printed materials or advertising developed by the Company in connection with the Products. The Distributor may identify itself as a Company distributor, but shall not use the company Name and Trademarks in its corporate name on or in any way state, represent, or otherwise imply that its relationship to the Company is as anything other than an independent authorized Company distributor. All use of the Company Name and Trademarks by the Distributor shall inure to the benefit of the Company.

     Termination

     In the event of the termination or expiration of this Agreement, the Distributor shall immediately discontinue the use of the Company Name and Trademarks in any sign, advertising, or other marketing documents, and within three weeks thereafter shall cease to use the Company Name and Trademarks directly or indirectly in connection with its business, nor use any other name trademark, design, title or expression so nearly resembling it as would be likely to lead to confusion or uncertainty or to deceive the potential purchasers in the relevant markets.

     Infringement

     The Distributor shall promptly notify the Company of any infringement or unauthorized use by any third party person of the Company Name and Trademarks which the Distributor knows to be an infringement or unauthorized use. The Company reserves the right in its sole discretion to institute any proceedings against such third party infringers and the Distributor shall refrain from doing so. Upon the request of the Company, the Distributor agrees to cooperate fully with the Company in any action taken by the Company against such third parties, provided that all reasonable expenses of such action, including expenses and internal costs of the Distributor in cooperating with the Company shall be home by the Company.

     Copyrights

     The Company shall own the copyrights to any product literature, user's manuals, advertising or other printed material that it develops with respect to Products. The Distributor may use any advertising developed by the Company to promote the sale and use of Products in accordance with the Distributor's marketing rights granted under this Agreement. In connection with the sale of Products to the Distributor, the Company will provide the Distributor with a reasonable number of copies of any product literature, user's manuals or other printed material for products for the Distributor to provide to end-users and potential end-users and to use the connection with the Distributor's marketing efforts in accordance with this Agreement. The Distributor will not remove the copyright legend comprising: "(C) year and Company Name" or similar statements such as "All Rights Reserved" from any product literature, user's manuals, printed materials or advertising developed by the Company in connection with the Products. The Company hereby grants to the Distributor a license to copy and make any derivative works from any product literature, user's manuals or other printed material for Products to provide to end-users and potential end-users and to use in connection with the Distributor's marketing efforts in accordance with this Agreement; provided, however, that Distributor assigns the copyright in any such copy or derivative work to the Company. For purposes of the preceding sentence "derivative work" shall mean any material that substantially incorporates material of the Company. The Distributor shall promptly notify the Company of any infringement or unauthorized use by any third party person of such copyrights which the Distributor knows to be an infringing or unauthorized use.

     Non-Disclosure of Confidential Information

     None of the parties hereto nor their associated or affiliated companies nor their officers, directors, employees, attorneys, accountants, consultants, agents, subcontractors, dealers or subdistributors (collectively "Representatives") shall during the term of this Agreement or thereafter disclose any confidential information obtained or acquired by them in connection with the Products and the business of the Company, including, without limitation, the terms of this Agreement, trade secrets,, business techniques, technical information, customer and potential customer lists, marketing data and information, prices or other confidential information relating to the Products of the business of the Company, except that either party shall be permitted to disclose (a) all or portions of such confidential information on a strictly need-to-know basis to the extent required by an order of a court of competent jurisdiction or by the order or demand of a regulatory body having jurisdiction over one or both parties, (b) any of such confidential information that is the sole property of the party making the disclosure and does not include any information owned by the other party, or (c) any confidential information required to be discloscd to a customer or other distributor of the Product in order to effectively market the Product and such disclosure is subject to a confidentiality agreement with the customer or distributor. In the event of disclosure pursuant to (a) above, the parties shall:

          (i) provide each other with prior written notice of each disclosure;

          (ii) obtain confidential treatment of the information to be disclosed to the fullest extent permitted by applicable law; and

          (iii) be given the opportunity, to the extent possible, to seek protection from the appropriate regulatory body or court of competent jurisdiction requiring that such information to be held in confidence. Notwithstanding the foregoing, confidential information shall not include information which:

               a. is or becomes generally available on a non-confidential basis to the party who desires to disclose such information (or its associated or affiliated companies or Representative (a "Receiving Party") other than as a result of a breach of this Agreement or other unlawful means;

               b. becomes available to the Receiving Party on a non-confidential basis from a third party who is under no confidentiality or nondisclosure obligation with respect to such information;

               c. was known to the Receiving Party on a non-confidential basis prior to the disclosure thereof to such Receiving Party by a party to this Agreement;

               d. based on the advice of counsel of the Receiving Party, is required to be disclosed in accordance with any applicable rule of the Securities and Exchange Commission or any national securities exchange; or


               e. based on the Receiving party's good faith judgment, is required to be disclosed in such Receiving Party's (or an affiliated company's) financial statement or in connection with an audit;

               f. provided, however, that with respect to d and e above, the Receiving Party shall notify the other party at least 30 days prior to such disclosure of its intent to so disclose the received information.

     Intellectual Property Rights

     As used in this Agreement, the term "Intellectual Property Rrights" shall mean:

     (a) all software, source code and object code, and modifications (including software under development), mask works, ideas, discoveries and inventions (whether or not patentable), trade secrets, information (confidential or otherwise), technical data, techniques, processes, methods, plans, designs, drawings, schematics, specifications, communication protocols, test procedures, algorithms, technology, know-how, customer lists, marketing and customer information, documentation, materials, and works of authorship which are the subject matter of copyright, regardless of how embodied; and

     (b) all intangible intellectual property rights therein, including the right to make, sell, license or otherwise distribute and use any and all applications for United States patents or issue United States patents, all trademarks, service marks, trade names, trade dress, and all pending or issued United States registrations thereof; and including the rights to copy, sell, license or otherwise distribute, display, publish and create derivative works from; and

     (c) contracts, agreements and licenses with third parties pertaining to such matters.

     Duration and Termination

     (a) Duration. Unless earlier terminated as provided herein, this Agreement shall be effective from the Effective Date and shall remain in effect for 5 years from the Effective Date. The Distributor shall have the option to renew this Agreement at no cost for 5 additional year terms, up to 20 years under terms and conditions similar to those provided in herein; provided that the Distributor is not in default of this Agreement. The option to renew shall be exercised in writing at least 18 months prior to the expiration of the applicable term of this Agreement. If the option to renew is exercised, this Agreement shall remain in effect for the additional terms. Thereafter, this Agreement shall remain in effect unless and until terminated by either party upon giving the other party 18 months prior written notice of its intention to terminate this Agreement.

     (b) Termination for Cause. The Company may terminate this Agreement upon 30 day's prior written notice to the Distributor upon the occurrence of any of the following events; (i) the Distributor's failure to submit monies collected by Distributor on behalf of Company from users of the Products in accordance with the terms of this Agreement; (ii) the Distributor's default in the performance of any of the material terms, conditions, obligations, undertakings, covenants or liabilities set forth herein; and (iii) as otherwise expressly provided herein

     The Distributor may terminate this Agreement upon 30 day's prior written notice to the Company upon the Company's default in the performance of any of the material terms, conditions, obligations, undertakings, covenants or liabilities set forth herein.

     If an event set forth in (a) or (b) above (a "Default") occurs, the non-defaulting party (the "Non-Defaulting Party") shall provide written notice to the defaulting party (the "Defaulting Party") of the alleged occurrence of the event. The Defaulting Party shall have 30 days from the date that the notice was given in order to cure the Default. In the event that the Default is not cured within the 30-day period, the Non-Defaulting Party shall have the right to terminate the Agreement. The Non-Defaulting Party's election to terminate this Agreement in accordance with this section, shall not relieve the Defaulting party from any obligations incurred by it under this Agreement prior to such termination and shall be without prejudice to the Note-Defaulting Party's right to seek any and all additional legal remedies to which it may be entitled as a result of the Default. Additionally, in the event that either party (i) becomes insolvent, (ii) discontinues its business, (iii) has voluntary or involuntary bankruptcy proceedings instituted against it, or (iv) makes an assignment for the beneft of creditors, the other party shall be entitled to terminate this

Agreement effective immediately upon written notice. In the event the company goes out of business, the Distributor shall have the right to the software and source code.

     Accrued Obligations

     Except as otherwise provided in this Agreement, the termination of this Agreement under any provision of this Agreement shall not relieve either party hereto from its obligations which have accrued pursuant to the provisions of this Agreement nor shall it release either party hereto from any obligations which have been incurred as a result of operations conducted under this Agreement. Distributor shall not be entitled to receive any commissions for revenue collected for the lease of Products in the Territory after the Termination Dated.

     Interpretation and Enforcement

     Assignment. Except as otherwise provided in this Section, no assignment of this Agreement or any right accruing hereunder shall be made by the Distributor in whole or in part, without the prior written consent of the Company, which consent shall not be unreasonably withheld. The Company shall have the right to assign or otherwise transfer all or any of its rights and obligations under this Agreement without the prior written consent of the Distributor. For these purposes, a change in the persons or entities that control fifty percent (50%) or more of the equity securities or voting interest of Distributor during any twelve (12) month period shall be considered an assignment of Distributor's rights. In the event such assignment is consent to, this Agreement shall be binding, upon and inure to the benefit of the successors and assigns of the respective parties hereto.

     Non-waiver of Rights

     Failure of either party hereto to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either party to exercise any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights or elections which it may have under this Agreement.

     Invalid Provisions

     If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Controlling Law, Arbitration and Jurisdiction

     Notwithstanding the termination of this Agreement, and controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated thereby, or breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate and the nature and amount of any damages available to either party as a result of any breach of this Agreement by the other party ("Dispute"), shall be determined by arbitration in Los Angeles, California, in accordance with the laws of the State of California for agreements made in or to be performed in California. The arbitration shall be administered by the American Arbitration Association ("AAA") pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes. The arbitration will be before a sole arbitrator, provided, however, that if the parties are unable to agree upon a single arbitrator within twenty-five (25) days of the request for arbitration, then each party shall select an arbitrator within twenty-five (25) days thereafter and the arbitrators so selected shall in turn select a third arbitrator within ten (10) days of their respective selections.

     No arbitrator shall be a current or former officer, employee, director, or affiliate of any party hereto or of its affiliates or any other Representative and shall not otherwise have any interest in either party.

     Any party may seek interim or provisional relief from any court that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator(s) or pending the arbitrator's determination of the merits of the controversy.

     With respect to any Dispute that involves an issue regarding a sum of money, each party shall submit to the arbitrator(s) the amount of money that the party believes is the correct sum, along with an explanation of how the party determined the amount. The arbitrator's determination shall be limited to choosing between the amounts submitted by the parties. The arbitrator(s) shall not have the ability to choose an amount other than one of the amounts submitted by one of the parties.

     The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator(s) may, in the award, allocate all of the administrative costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrator and mediator, against the party who did not prevail.

     The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.

     Upon request of any party, a mediation shall be conducted prior to the arbitration pursuant to the Mediation Rules of the AAA.

     In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

     This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law.

     The construction of this Agreement, and the rights and liabilities of the parties hereto shall be governed by the laws of the State of California, not including its rules concerning choice of laws.

     Notices

     Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by telegraph, by telex, by facsimile, or by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, by telegraph, by telex or by facsimile, or if mailed, two (2) business days after the date of deposit in the United States mail, by certified mail return receipt requested, as follows:

     If to the Distributor to:

        Pat Battista
        3858 Carson St., Ste. 127
        Torrance, California 90503

     If to the Company to:

        Solutions Technology, Inc.
        4335 S. Industrial Rd., Ste. 430
        Las Vegas, Nevada 89103

     Limitation of Liability

     Notwithstanding any other provision of this Agreement the Company's liability to Distributor under this Agreement shall be limited to 100% of the total payment actually made by Distributor to the Company in the most recent full calendar quarter. IN NO EVENT, HOWEVER, WILL THE COMPANY BE LIABLE FOR ANY LOSS OF USE, INTERRUPTION OF BUSINESS, OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE EVEN IF THE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     Rights upon Termination

     Upon termination of this Agreement:

     (a) Distributor's status as an authorized distributor will be null and void.

     (b) Distributor shall immediately cease using the Trademarks, selling the Products and discontinue all representations that it is an authorized distributor of the Company.

     (c)  The Company shall be entitled

          (i) to reject all or part of any orders received from Distributor after notice but prior to the effective date of termination and/or

          (ii) cancel any orders that are scheduled for delivery after the effective date of termination. Notwithstanding any credit terms made available to Distributor by the Company prior to such time, any Products to be shipped by the Company during such period shall be paid for in full by certified cashier's check prior to shipment.

     (d) Distributor shall submit to the Company within ten (10) days after the expiration or earlier termination of this Agreement a summary of the number of Products held by Distributor as of such effective date. The Company may, at its option, reacquire any or all of such Products from Distributor upon the Company's written notice of its intention to do so within a reasonable period after receiving the inventory summary, at prices to be agreed upon between the parties, but in no event greater than the prices paid by Distributor for such Products. If the Company elects to reacquire such inventory, the Company will issue an appropriate credit to Distributor's account and refund any amount greater than the outstanding balance due the Company after receipt of such inventory from Distributor.

     (e) The payment date of all monies due the Company shall be automatically be accelerated so that they shall become due and payable on expiration or earlier termination of this Agreement, even if longer terms have been provided previously.

     (f) All recurring revenue payments by the Company to Distributor arising from prior product installations shall cease upon the termination of this Agreement.

     Entire Agreement

     This Agreement, together with all exhibits attached hereto which are hereby incorporated by reference, supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to said matter. This Agreement may not be altered, amended or modified, except by written instrument signed by the patties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates written below.
                            8-16-2001

Distributor:


---------------------------------

By:  /s/ Patrick Battista
   ------------------------------
Name:  Patrick Battista
     ----------------------------
Title:  President
      ---------------------------


Company:

Solutions Technology, Inc.
---------------------------------

By:  /s/ David Facciani
   ------------------------------
Name:  David Facciani
     ----------------------------
Title:  Ex. V.P.
      ---------------------------

                                    EXHIBIT A



Lessor will provide the Lessee the following equipment and software modules which comprise the System:


Equipment:
Fingerprint ID Clock


Software Modules
     1)   Time Clock Modules
     2)   Report Modules

Date:    8-16-2001
     --------------------------

Lessor: By /s/ David Facciani
          ---------------------

Lessee: By /s/ Patrick Battista
          ---------------------

                                    EXHIBIT B



The territory covered by this Agreement is The State of Arizona.

                                    EXHIBIT C




                                Minimum Standard

                                   for Arizona
                                       -------





                         6 Units First Year
                         -
                         12 additional Units Second Year
                         --
                         12 additional Units Third Year
                         --
                         30 additional Units Total
                         --

Each timeclock is a unit.

                                    EXHIBIT D

                                   Lease Rates

     The initial lease rate for the Fingerprint ID clock will be $3.00 per enrolled person per week or as mutually agreed.